Exhibit 10.76

Dated 17 January 2012

MULTI-FINELINE ELECTRONIX SINGAPORE PTE. LTD.

as Borrower

JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH

as Mandated Lead Arranger

THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG

BRANCH

as Facility Agent

and

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG

BRANCH

as Security Agent

US$50,000,000 FACILITY AGREEMENT

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

25. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	63

26. SHARING AMONG THE FINANCE PARTIES	63

27. PAYMENT MECHANICS	65

28. SET-OFF	67

29. NOTICES	67

30. CALCULATIONS AND CERTIFICATES	69

31. PARTIAL INVALIDITY	69

32. REMEDIES AND WAIVERS	69

33. AMENDMENTS AND WAIVERS	69

34. COUNTERPARTS	70

35. GOVERNING LAW	70

36. ENFORCEMENT	70

Schedule 1 The Original Lenders	72

Schedule 2 Conditions Precedent	73

Schedule 3 Utilisation Request	75

Schedule 4 Form of Transfer Certificate	77

Schedule 5 Form of Compliance Certificate	79

Schedule 6 Timetable	81

This Agreement is dated 17 January 2012 and made between:

(1)	MULTI-FINELINE ELECTRONIX SINGAPORE PTE. LTD. (registration number 200716279R) (the “Borrower”), as borrower;

(2)	JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH, as mandated lead arranger (the “Mandated Lead Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1, as original lenders (the “Original Lenders”);

(4)	JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH, as facility agent of the other Finance Parties (the “Facility Agent”); and

(5)	JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH, as

security agent of the other Finance Parties (the “Security Agent”).

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Terrorism Laws” means any law or regulation of any jurisdiction relating to terrorism or money laundering, including any Executive Order and the USA Patriot Act.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Borrower Group” means the Borrower and its Subsidiaries for the time being (other than MFLEX Chengdu and MFLEX Suzhou).

“Borrower Shares” means the fully paid ordinary shares with full voting rights issued by the Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Singapore interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore, Hong Kong, New York and (in relation to any date for payment or purchase of a currency) the principal financial centre of the country of that currency.

“Charged Assets” means the assets which from time to time are, or are expressed to be the subject of the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

“Commitment” means

(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Cost of Funds” means in relation to any Loan, the highest of the rates (rounded up to four decimal places) as supplied to the Facility Agent at its request quoted by each

Lender, which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan for the relevant Interest Period, from whatever sources it may reasonably select, as of the Specified Time.

“Debenture” means the Singapore law debenture to be entered into between the Borrower and the Security Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Person” means a person:

(a)	listed in the annex to, or otherwise subject to the provisions of, any Executive Order;

(b)	owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or otherwise subject to the provisions of, any Executive Order;

(c)	with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)	that commits, threatens or conspires to commit or supports “terrorism” as defined in any Executive Order; or

(e)	named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Embargoed	Person” means a person subject to sanctions or trade restrictions under United States law that is identified:

(a)	on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or on any other similar list maintained by OFAC pursuant to any authorising statute including, but not limited to, the international Emergency Economic Powers Act, 50 USC §§1701 et seq., the Trading with the Enemy Act, 50 USC App. §§1 et seq., and any executive order or regulation promulgated thereunder; or

(b)	under any Executive Order, any related enabling legislation or any other similar executive order.

“EBITDA” has the meaning given to it in Clause 19.4 (Definitions).

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Claim” means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or regulatory authority relating to Environmental Law.

“Environmental Law” means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (i) the pollution or protection of, or compensation of damage or harm to, the Environment; (ii) occupational or public health and safety; (iii) emissions, discharges or releases into, or the presence in, the Environment or of the use, treatment, storage, disposal, transportation or handling of Hazardous Substances (including without limitation taxation or any obligation to purchase credits or allowances or to provide financial security with regard to any such activities) or (iv) product stewardship.

“Environmental Licence” means any Authorisation, notification, assessment, certificate, allowance or credit required at any time under Environmental Law.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Executive Order” means any executive order issued pursuant to the authority granted by the International Emergency Economic Powers Act, 50 USC §§1701 et seq. or the Trading with the Enemy Act, 50 USC App. §§1 et seq. (including, without limitation, the US Executive Order No. 13224 on Terrorist Financing, which came into effect on 24 September 2001).

“Existing Lender” has the meaning given to it in Clause 22.1 (Assignments and transfers by the Lenders).

“Facility” means the revolving loan facility made available to the Borrower under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Facility Agent, the Mandated Lead Arranger, the Security Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

“Finance Documents” means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Facility Agent and the Borrower.

“Finance Party” means the Facility Agent, the Mandated Lead Arranger, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required by GAAP to be shown as a borrowing in the audited consolidated balance sheet of the Group;

(g)	for the purposes of Clause 21.5 (Cross default), any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but (save for the purposes of Clause 21.5 (Cross default)) excluding any indebtedness owing by a member of the Group to another member of the Group.

“GAAP” means, in relation to any corporation, generally accepted accounting principles, standards and practices in the jurisdiction of its incorporation.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Group” means the Guarantor and its Subsidiaries for the time being.

“Guarantee” means the parent guaranty dated on or about the date of this Agreement, by the Guarantor in favor of the Security Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantor” means Multi-Fineline Electronix, Inc., a corporation incorporated under the laws of Delaware.

“Hazardous Substance” means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Intermediate Holdco” means M-Flex Cayman Islands, Inc., an exempted company incorporated under the laws of the Cayman Islands with its registered office at P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors (or any of them) to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding.

“Margin” means 2.00 per cent. per annum, subject to adjustment in accordance with Clause 8.5 (Adjustment of Margin).

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets or business of any Obligor or the consolidated financial condition, assets or business of the Group or the Obligors taken as a whole;

(b)	the ability of any Obligor to perform and comply with its payment or other material obligations under any Finance Document to which it is a party;

(c)	the validity, legality or enforceability of any Finance Document or the rights or remedies of any Finance Party under the Finance Documents; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

“MFLEX Chengdu” means MFLEX Chengdu Co. Ltd., a company incorporated under the laws of the People’s Republic of China, with its registered office at Export Processing Zone, Northern West Area, Western Industrial Park, Chengdu Hi-Tech District.

“MFLEX Suzhou” means MFLEX Suzhou Co. Ltd., a company incorporated under the laws of the People’s Republic of China, with its registered office at 68 Nanhu Road, Dongwu Industrial Park, Wuzhong Economic Development Zone, Suzhou, Jiangsu Province, People’s Republic of China, 215128.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Obligor” means the Borrower, the Guarantor, the Intermediate Holdco or any other person (other than the Finance Parties) party to a Finance Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited consolidated financial statements for the financial year ended 30 September 2010; and

(b)	in relation to the Guarantor, the audited consolidated financial statements of the Group for the financial year ended 30 September 2011.

“Party” means a party to this Agreement.

“Perfection Requirements” means the taking of such steps and the making of such appropriate registrations, filings, notifications and/or stampings of the Security Documents as specifically contemplated by any legal opinion delivered pursuant to this Agreement.

“Quasi-Security” means a transaction under which any member of the Group will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into or permit to subsist any title retention arrangement;

(d)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Repeating Representations” means:

(a)	each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and authority), 17.6 (Governing law and enforcement), 17.8 (No default) and 17.9 (No misleading information) to 17.13 (No proceedings pending or threatened); and

(b)	each of the representations expressed to be a repeating representation under the terms of any other Finance Document.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agency Agreement” means the security agency agreement between the Obligors and the Finance Parties (other than the Mandated Lead Arranger).

“Security Documents” means the Debenture, the Guarantee, the Security Agency Agreement, the Share Charge and any other security document that may at any time be given as security, guarantee or assurance for any of the Liabilities pursuant to or in connection with any Finance Document.

“Share Charge” means a Singapore law charge over shares to be entered into between the Intermediate Holdco and the Security Agent, in relation to the Borrower Shares.

“Specified Time” means a time determined in accordance with Schedule 6 (Timetable).

“Subsidiary” means, in relation to a company or corporation, a company or corporation:

(a)	which is controlled directly or indirectly, by the first-mention company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first-mention company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mention company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by the first-mention company or corporation if the first-mention company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 36 Months after the date of this Agreement.

“Total Borrowings” has the meaning given to it in Clause 19.4 (Definitions).

“Total Commitments” means the aggregate of the Commitments, being US$50,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“United States” means the United States of America.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“US Dollars” or “US$” means United States Dollars, being the lawful currency of the United States.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Winding-up” means winding-up, amalgamation, reconstruction, administration, judicial management, dissolution, liquidation, merger or consolidation or any analogous procedure or step taken in any jurisdiction.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Borrower”, the “Facility Agent”, any “Finance Party”, the “Guarantor”, any “Lender”, the “Mandated Lead Arranger”, any “Obligor”, any “Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the Singapore foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(iv)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(v)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	“shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Singapore time unless otherwise stated.

(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility, subject to Clause 4.4 (Conditions relating to alternate currencies), in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing its working capital, capital expenditures and other lawful general corporate funding purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than ten Loans would be outstanding.

4.4	Conditions relating to alternate currencies

(a)	Subject to this Clause 4.4, the Borrower may, by notice to the Facility Agent, request that the Facility be converted (the “Facility Conversion”) into a dual currency or multicurrency revolving credit facility if:

(i)	such alternate currency (or currencies) is readily available in the amount required and freely convertible into US Dollars in the Singapore interbank market;

(ii)	such currency (or currencies) has been approved by the Facility Agent (acting on the instructions of all the Lenders); and

(iii)	this Agreement and (if applicable) the other Finance Documents have been amended, novated, supplemented, and/or restated to give full effect of the Facility Conversion in a manner in form and substance reasonably satisfactory to the Facility Agent and the Security Agent, in each case, acting on the instructions of all the Lenders.

(b)	The consent of all the Lenders shall be required for the Facility Conversion.

(c)	Each Obligor shall do or procure the doing of all such acts and will execute or procure the execution of all such further agreements and documents as any Finance Party may reasonably consider necessary for giving full effect to the Facility Conversion.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the purpose of the Utilisation being one of the purposes set out in Clause 3.1 (Purpose);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)	it specifies the account and bank (which must be in Singapore) to which proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be, subject to Clause 4.4 (Conditions relating to alternate currencies), US Dollars.

(b)	The amount of the proposed Loan must be a minimum of US$5,000,000 or a higher integral multiple of US$1,000,000 (or such other minimum amount or integral multiple as may be agreed between the Parties) or in any case, if less, the Available Facility and in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	if the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.	REPAYMENT

(a)	The Borrower shall repay each Loan on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(ii)	for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(I)	the Borrower will only be required to pay on the relevant repayment date of the maturing loan, an amount in cash equal to that excess; and

(II)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(I)	the Borrower will not be required to make any payment in cash; and

(II)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000 and higher integral multiples of

US$1,000,000) of the Available Facility without any cancellation fee, premium or penalty. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Automatic cancellation

Any part of the Facility which is undrawn by the Borrower at the close of business in Singapore on the last day of the Availability Period shall be automatically cancelled without any cancellation fee, premium or penalty.

7.4	Voluntary prepayment

The Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, at any time prepay the whole or any part of that Loan (but if in part, being an amount that reduces the Loan by a minimum amount of US$5,000,000 and higher integral multiples of US$1,000,000), subject to any Break Costs, without prepayment fee, premium or penalty.

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or, indemnification continues, give the Facility Agent notice of cancellation at any time of the Commitment of that Lender and its intention to procure the repayment or prepayment of that Lender’s participation in the Loans subject to any Break Costs, without prepayment fee, premium or penalty.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay or prepay that Lender’s participation in that Loan.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Cost of Funds.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest and (for information purposes only) the amount payable in relation thereto under this Agreement.

8.5	Adjustment of Margin

(a)	Subject to this Clause 8.5, the Margin applicable to each Utilisation shall be the rate per annum specified in the definition of Margin set out in Clause 1.1 (Definitions) adjusted by reference to the ratio of Total Borrowings to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent, to equal the rate per annum specified opposite the relevant range set out in the following table:

Ratio of Total Borrowings to EBITDA	Margin (per cent. per annum)
Higher than 1.5	2.00
Higher than 1.0 but equal to or lower than 1.5	1.75
Equal to or lower than 1.0	1.50

(b)	Any adjustment to the Margin under paragraph (a) above shall take effect on the date falling five Business Days after receipt by the Facility Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 18.2 (Compliance Certificate).

(c)	If the Margin for a Utilisation is reduced for any period under this Clause 8.5 but the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Facility Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Margin for that Utilisation shall be the rate per annum specified opposite the relevant range set out in the table above of the revised ratio of Total Borrowings to EBITDA calculated using the figures in that Compliance Certificate. The Borrower shall promptly pay to the Facility Agent any amount necessary to put the Facility Agent and Lenders in the position they would have been in had the appropriate rate of the Margin applied during that period.

(d)	While an Event of Default is continuing, the Margin applicable to each Utilisation under the Facility shall revert to the rate specified in the definition of Margin in Clause 1.1 (Definitions).

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(c) An Interest Period for a Loan shall not extend beyond the Termination Date.

(d) A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	BREAK COSTS

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Upfront fee

The Borrower shall pay to the Lenders an upfront fee in the amount and at the times agreed in a Fee Letter.

11.2	Arrangement fee

The Borrower shall pay to the Mandated Lead Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Facility agency fee

The Borrower shall pay to the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

11.5	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee in US Dollars computed at the Commitment Fee Rate (as defined below) on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	For the purpose of paragraph (a) above, and subject to paragraphs (d) to (f) below, the “Commitment Fee Rate” shall be 0.50 per cent, per annum adjusted by reference to the ratio of Total Borrowings to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Facility Agent, to equal the rate per annum specified opposite the relevant range set out in the following table:

Ratio of Total Borrowings to EBITDA	Commitment Fee Rate (per cent. per annum)
Higher than 1.5	0.50
Higher than 1.0 but equal to or lower than 1.5	0.475
Equal to or lower than 1.0	0.45

(d)	Any adjustment to the Commitment Fee Rate under paragraph (c) above shall take effect on the date falling five Business Days after receipt by the Facility Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 18.2 (Compliance Certificate).

(e)

If the Commitment Fee Rate is reduced for any period under this Clause 11.5 but the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Facility Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Commitment Fee Rate shall be the rate per annum specified opposite the relevant range set out in the table above of the revised ratio of Total Borrowings to EBITDA calculated using the figures in that Compliance Certificate. The Borrower shall promptly pay to the Facility Agent any amount necessary to put the Facility Agent and Lenders in the position they would have been in had the appropriate Commitment Fee Rate applied during that period.

(f)	While an Event of Default is continuing, the Commitment Fee Rate shall revert to 0.50 per cent. per annum.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the sole discretion (exercised in good faith) of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall as soon as reasonably practicable notify the Borrower and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Each Obligor shall (within five Business Days of demand by the Facility Agent) pay to the Facility Agent for the account of the Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Protected Party:

(A)	under the law of the jurisdiction in which that Protected Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Protected Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Protected Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall as soon as reasonably practicable notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Refunds

(a)

If any Protected Party determines, in its sole discretion (exercised in good faith), that it has received a refund of any Tax as to which it has been indemnified pursuant to this Clause 12 (including by the payment of additional amounts pursuant to Clause 12.2 (Tax gross-up)) (the “Relevant Refund”), it shall pay to the indemnifying party (the “Indemnifying Party”) an amount equal to the Relevant Refund (but only to the extent of indemnity payments made under this Clause 12 with respect to the Taxes giving rise to the Relevant

Refund), net of all out-of-pocket expenses (including Taxes) incurred by that Protected Party and without interest (other than any interest paid by the relevant Governmental Agency with respect to the Relevant Refund). The Indemnifying Party shall, upon the request of the relevant Protected Party, repay to that Protected Party the amount paid over pursuant to this paragraph (a) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) in the event that the relevant Protected Party is required to repay the Relevant Refund to such Governmental Agency.

(b)	Notwithstanding anything to the contrary in this Clause 12.4, in no event will a Protected Party be required to pay any amount to the Indemnifying Party pursuant to this Clause 12.4, the payment of which would place that Protected Party in a less favourable net after-Tax position than that Protected Party would have been in if the indemnification payments or additional amounts giving rise to the Relevant Refund had never been paid.

(c)	This Clause 12.4 shall not be construed to require any Protected Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Indemnifying Party or any other person.

12.5	Stamp taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Goods and services tax

Each Obligor shall also pay to each Finance Party within five Business Days of demand, in addition to any amount payable by that Obligor to the relevant Finance Party under a Finance Document, any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any applicable law or regulation or (ii) compliance with any applicable law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i) a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii) an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall as soon as reasonably practicable notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, together with its demand, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall or shall procure that an Obligor will, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount payable under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being repaid or prepaid in accordance with a notice of repayment or prepayment given by the Borrower or as required by this Agreement.

14.3	Indemnity to the Facility Agent and the Security Agent

The Borrower shall within five Business Days of demand indemnify the Facility Agent and the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent (in each case acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) (i) providing such information as the Borrower may request in order to permit the Borrower to determine its entitlement to claim any exemption (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction unless such information is of a proprietary or price-sensitive nature and (ii) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Facility Agent, the Mandated Lead Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request.

16.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security Agent expenses

The Borrower shall within five Business Days of demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	Each Obligor is a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations; or

(b)	in the case of any Security Document to which that Obligor is a party, the applicable Perfection Requirements.

17.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

17.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable each Obligor to lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable each Obligor to create the Security to be created by it pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect save for complying with any applicable Perfection Requirements.

17.6	Governing law and enforcement

(a)	The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Obligor party thereto.

(b)	Any judgment obtained in Singapore in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in the jurisdiction of incorporation of each Obligor party thereto.

17.7	No filing or stamp taxes

Under the law of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to those Finance Documents or the transactions contemplated by those Finance Documents (save in each case for complying with any applicable Perfection Requirements).

17.8	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on each Obligor or any of its Subsidiaries or to which each Obligor or any of its Subsidiaries’ assets are subject which would reasonably be expected to have a Material Adverse Effect.

17.9	No misleading information

(a)	Any factual information provided by or on behalf of any member of the Group in connection with any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in any of the factual information being untrue or misleading in any material respect.

17.10	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the consolidated financial condition and operations of the Borrower and (as the case may be) the Guarantor as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in:

(i)	the Borrower’s business or financial condition since 30 September 2010;

(ii)	the Guarantor’s business or financial condition since 30 September 2011; and

(iii)	the business or consolidated financial condition of the Group since 30 September 2011.

17.11	Pari passu ranking

(a)	Subject to the requirements specified at the end of Clause 17.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, each Obligor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12	Immunity

No Obligor nor any of their respective assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Finance Documents, no Obligor party thereto will be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

17.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (other than those of a frivolous or vexatious nature) which (a) would result in any Obligor and/or any of its Subsidiaries incurring an aggregate liability in excess of US$5,000,000 or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief, having made all due and careful enquiry) been started or threatened against any Obligor or any of its Subsidiaries.

17.14	Authorised Signatures

Any person specified as an Obligor’s authorised signatory under Schedule 2 (Conditions precedent) or paragraph (d) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on that Obligor’s behalf.

17.15	Environmental laws and licences

Each Obligor has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Licences required in connection with its business and has complied with the terms of those Environmental Licences; and

(c)	procured that any products or components it supplies are compliant with applicable Environmental Laws of the markets on which such products or components are placed,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

17.16	Environmental releases

No:

(a)	property currently or previously occupied or owned by any Obligor or any of its Subsidiaries (including any offsite waste management or disposal location operated or owned at any time by it or any of its Subsidiaries) is or was contaminated with any Hazardous Substance or in a contaminated state during its period of occupation or ownership; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, onto, under or from that property,

in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

17.17	Taxes

Each member of the Group has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non payment other than any Taxes:

(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	which have been disclosed to the Mandated Lead Arranger and for which adequate reserves are being maintained in accordance with GAAP; and

(c)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

17.18	Solvency

(a)	No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts) nor will it become so in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document.

(b)	The value of the assets of each Obligor is not less than its liabilities (taking into account contingent and prospective liabilities) and the value of its assets will not become less than its aforesaid liabilities in consequence of entering into any Finance Document and/or performing any transaction contemplated by any Finance Document. For the purposes of determining the liabilities of any Obligor under this paragraph (b), any loans granted to that Obligor by any of its direct or indirect shareholders shall not be taken into account.

(c)	No Obligor has taken any corporate action nor has any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 21.7 (Insolvency proceedings).

17.19	Anti-Terrorism Laws

No member of the Group nor any of their respective directors, executive officers, brokers or other agents acting or benefiting in any capacity in connection with the Facility:

(a)	is currently subject to any sanctions administered by OFAC or any similar sanctions imposed by the European Union, Singapore, the United Kingdom, the United Nations Security Council, the United States or any other country (together, “Sanctions”);

(b)	is a Designated Person;

(c)	conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

(d)	deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(e)	engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

17.20	Anti-bribery

No member of the Group nor any of their respective directors, executive officers, brokers or other agents acting or benefiting in any capacity in connection with the Facility has:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(b)	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or

(c)	made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case, in violation of any applicable laws including but not limited to the Prevention of Corruption Act, Chapter 241 of Singapore and the United States Foreign Corrupt Practices Act of 1977.

17.21	Acting as principal

Each Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any person in relation to the Finance Documents.

17.22	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited (if applicable) consolidated and unconsolidated financial statements and management reports for that financial year;

(b)	as soon as the same become available, but in any event within 90 days after the end of each of the Guarantor’s financial years, the Guarantor’s audited consolidated financial statements and management reports for that financial year; and

(c)	as soon as the same become available, but in any event within 60 days after the end of each of the Guarantor’s financial quarters, the Guarantor’s unaudited consolidated and consolidating financial statements and management reports for that financial quarter.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19.1 (Financial condition of the Group) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one senior officer (being the chief executive officer, chief financial officer, treasurer or corporate controller) of the Guarantor.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all material documents relating to its financial condition dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which (a) would result in any Obligor and/or any of its Subsidiaries incurring an aggregate liability in excess of US$5,000,000 or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories;

(d)	promptly upon becoming aware of them, the details of any transfer of legal or beneficial ownership in any of its share capital or loan capital or any change of control of any such share capital or loan capital or any actual or proposed issue or allotment of any share capital or loan capital of it; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request provided that the Borrower shall not have to disclose any such information if the Borrower is subject to any contractual obligation binding on it which prohibits it from making such disclosure (provided that it shall use its reasonable endeavours to obtain any necessary consents or releases in respect of such obligations).

18.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by one of its directors or senior officers (being the chief executive officer, chief financial officer, treasurer or corporate controller) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Inspection of books and records

The Borrower shall:

(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)	if the Facility Agent is of the reasonable opinion that any Obligor is in breach of its obligations under the Finance Documents or a Default has occurred, permit (or, as the case may be, ensure that permission is given to) any Finance Party or any of its representatives, at reasonable times and intervals, and giving no less than five Business Days’ prior notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors. The cost and expense of each such visit shall be borne by the Borrower.

18.7	“Know your customer” checks

If:

(a)	any existing law or regulation, or the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement;

(c)	any transfer of legal or beneficial ownership in the share capital of any Obligor or any change of control of any such share capital or any issue or allotment of any share capital of any Obligor; or

(d)	a proposed assignment or transfer by any Lender of any of its rights and obligations under this Agreement,

obliges any Finance Party (or, in the case of paragraph (d) above, any prospective new lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of that Finance Party (through the Facility Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Finance Party (or, in the case of the event described in paragraph (d) above, on behalf of any prospective new lender) in order for that Finance Party or, in the case of the event described in paragraph (d) above, any prospective new lender to carry out and be reasonably satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.8	Anti-Terrorism Laws

The Borrower shall supply to any Finance Party, any information which that Finance Party reasonably requires in order to manage its risk in relation to terrorism, money laundering, or any Sanction or to comply with any law or regulation in Singapore, the United States or any other country. The Borrower agrees that that Finance Party may disclose any information concerning any Obligor to any law enforcement agency, regulatory agency or court where required by any such law or regulation in Singapore, the United States or any other country and to any correspondent bank that that Finance Party uses to make a payment for the purpose of compliance with any such law or regulation.

19.	FINANCIAL COVENANTS

19.1	Financial condition of the Group

The Borrower shall ensure and procure that:

(a)	the Liquidity will not, at any time, be less than US$50,000,000 (or its equivalent in another currency or currencies);

(b)	the ratio of Total Borrowings on each Test Date to EBITDA for the Test Period ending on that Test Date will not, exceed 2 to 1; and

(c)	the ratio of EBITDA to Interest and Tax Charges for each Test Period ending on a Test Date will not be less than 2 to 1.

19.2	Financial covenant calculations

EBITDA, Finance Charges, Interest Income, Net Finance Charges and Total Borrowings shall be calculated and interpreted on a consolidated basis by reference to the most recent audited and unaudited financial statements of the Guarantor and the Compliance Certificates delivered under Clause 18.1 (Financial statements) and Clause 18.2 (Compliance Certificate).

19.3	Right of cure

(a)	If the requirement in paragraph (a) of Clause 19.1 (Financial condition of the Group) is not complied with, the Borrower shall, within five Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply, procure that the Liquidity be increased so that immediately after such increase, the Liquidity will not be less than US$50,000,000 (or its equivalent in another currency or currencies).

(b)	The Borrower may not exercise the right of cure under paragraph (a) above:

(i)	more than once in respect of (or during) any Test Period;

(ii)	more than four times over the tenor of the Facility; or

(iii)	in respect of (or during) consecutive Test Periods.

19.4	Definitions

In this Clause 19:

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, of any member of the Group which is:

(a)	freely withdrawable on demand;

(b)	not subject to any Security or Quasi-Security (other than pursuant to any Security Document);

(c)	denominated and payable in freely transferable and freely convertible currency; and

(d)	capable of being remitted to the Borrower in Singapore or the United States.

“Cash Equivalent Investments” means:

(a)	marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the Government of the United States, maturing within 12 months of the date of acquisition;

(b)	certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organised under the laws of the United States or any state or district thereof, rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 (or better) by Moody’s Investors Service, Inc. at the time of acquisition, and (unless issued by a Lender) not subject to offset rights;

(c)

time deposits maturing within one month of the date of deposit which are maintained in the People’s Republic of China or Singapore with a commercial bank organised under the laws of the People’s Republic of China or Singapore, rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 (or better) by Moody’s Investors Service, Inc. at the time of deposit, and (unless maintained with a Lender) not subject to offset rights;

(d)	commercial paper rated A-1 (or better) by Standard & Poor’s Ratings Group or P-1 (or better) by Moody’s Investors Service, Inc., and maturing within nine months of the date of acquisition; and

(e)	shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least US$500,000,000 and has the highest rating obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group.

“EBITDA” means, in relation to any Test Period, the total consolidated operating profit of the Group for that Test Period:

(a)	before taking into account:

(i)	Net Finance Charges;

(ii)	Tax;

(iii)	profits (or losses) attributable to interests in any member of the Group held by any person which is not a member of the Group;

(iv)	any share of the profit of any person which is not wholly owned by any member of the Group, except for dividends or other profit distributions (net of Tax) received in cash during the Test Period by any member of the Group;

(v)	any Exceptional Items;

(vi)	any unrealised gains or losses in respect of any derivative transaction; and

(vii)	all depreciation and amortisation (including acquisition goodwill); and

(b)	after excluding, to the extent included, any gains or losses on the disposal or revaluation of assets (other than in the ordinary course of trading).

“Exceptional Items” means any exceptional, one-off, non-recurring or extraordinary items.

“Finance Charges” means, in relation to any Test Period, the aggregate Interest, commission, fees (including commitment and prepayment fees), discounts, premiums or charges and other finance payments (whether or not paid, payable or capitalised) accrued due by the Group in that Test Period in respect of Borrowings adjusted by:

(a)	including any upfront or arrangement fees or costs;

(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group in respect of that Test Period under any interest rate or (to the extent that it relates to interest) currency hedging arrangement; and

(c)	taking no account of any unrealised gains or losses in respect of any derivative transaction.

“Interest” means interest and amounts in the nature of interest including:

(a)	the interest element of leasing and hire purchase payments;

(b)	discount and acceptance fees;

(c)	periodic fees in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss;

(d)	repayment and prepayment fees; and

(e)	commitment fees, commissions and arrangement fees.

“Interest and Tax Charges” means, in relation to any Test Period, the aggregate of:

(a)	all charges, payments or other amounts (whether or not paid or payable) accrued due by the Group in that Test Period in respect of Tax; and

(b)	the Finance Charges in that Test Period.

“Interest Income” means in relation to any Test Period, the aggregate Interest (whether or not received) accrued due to the Group in that Test Period on any Cash or Cash Equivalent Investment.

“Liquidity” means, at any time, the aggregate of:

(a)	amounts in respect of Cash and Cash Equivalent Investments held by the Group taken as a whole; and

(b)	the Available Facility.

“Net Finance Charges” means, in relation to any Test Period, the Finance Charges for that Test Period less Interest Income for that Test Period.

“Test Date” means the last day of each of the Guarantor’s financial quarters.

“Test Period” means each period of 12 Months ending on a Test Date.

“Total Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group other than:

(a)	any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness; and

(b)	any guarantee in respect of the indebtedness referred to in paragraph (a) above.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

(a)	The Borrower shall (and shall ensure that each Obligor will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facility Agent of) any Authorisation required under any applicable law or regulation:

(i)	to enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party; and

(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.

(b)	The Borrower shall (and shall ensure that each Obligor will) ensure that the Perfection Requirements are promptly complied with.

20.2	Compliance with laws

The Borrower shall (and shall ensure that each Obligor will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Pari passu

The Borrower shall (and shall ensure that each Obligor will) ensure that its obligations under the Finance Documents to which it is a party rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.4	Security

(a)	The Borrower shall (and shall ensure that each Obligor will) at its own expense, promptly take all such action as the Facility Agent or the Security Agent may require:

(i)	reasonably, for the purpose of perfecting or protecting the Facility Agent’s, the Security Agent’s or the Finance Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)	(on the occurrence of an Event of Default which is continuing) for the purpose of facilitating the realisation of any of that Security in accordance with the terms of the relevant Security Documents, including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Facility Agent or the Security Agent may require.

(b)	The Borrower shall not (and shall ensure that no Obligor will) do, or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

20.5	Negative pledge

(a)	The Borrower shall not (and shall ensure that no other member of the Borrower Group will) create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	the Security created pursuant to any of the Security Documents;

(ii)	any netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Borrower Group for the purpose of:

(A)	hedging any risk to which any member of the Borrower Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising solely by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Borrower Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Borrower Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Borrower Group; and

(C)	the Security or Quasi-Security is removed or discharged within one month of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Borrower Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within one month of that company becoming a member of the Borrower Group;

(vii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Borrower Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Borrower Group;

(viii)	any Security or Quasi-Security created pursuant to any Finance Document;

(ix)	any Security or Quasi-Security created or any arrangement or transaction entered into with the consent of the Majority Lenders;

(x)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Borrower Group other than any permitted under paragraphs (b)(i) to (b)(ix) above) does not exceed US$10,000,000 (or its equivalent in another currency or currencies).

20.6	Disposals

(a)	The Borrower shall not (and shall ensure that no other member of the Borrower Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose; or

(iii)	of assets where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraph (b)(i) to (b)(ii) above) does not exceed US$10,000,000 (or its equivalent in another currency or currencies) in any financial year.

20.7	Loans and guarantees

(a)	The Borrower shall not (and shall ensure that no other member of the Borrower Group will):

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

(b)	Paragraph (a) above does not apply to:

(i)	guarantees, indemnities or any other form of credit or financial accommodation under or expressly permitted by the Finance Documents;

(ii)	loans, guarantees or indemnities approved by the Majority Lenders;

(iii)	trade credit, guarantees, indemnity, bonds and letters of credit granted, given or issued by a member of the Borrower Group on arm’s length terms and in the ordinary course of its trading; or

(iv)	any loan, form of credit or financial accommodation made within the Borrower Group.

20.8	Merger

The Borrower shall not (and shall ensure that no other Obligor will) enter into any amalgamation, demerger, merger or corporate reconstruction.

20.9	Restricted payments

(a)	The Borrower shall ensure that the Guarantor will not declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares (each, a “Distribution”).

(b)	Paragraph (a) above does not apply to a Permitted Payment.

(c)	For the purpose of this Clause 20.9, “Permitted Payment” means:

(i)	(in the case where the ratio of Total Borrowings on the most recent Test Date falling before the date of such payment to EBITDA for the Test Period ending on that Test Date is less than 1.5 to 1 (as certified by the Compliance Certificate delivered under Clause 18.2 (Compliance Certificate) in respect of that Test Date and Test Period) the payment by the Guarantor of any Distribution provided that:

(A)	the Liquidity will not, immediately following such payment, become less than be less than US$50,000,000 (or its equivalent in another currency or currencies); and

(B)	no Event of Default is continuing or would occur as a result of that payment; and

(ii)	(in the case where the ratio of Total Borrowings on the most recent Test Date falling before the date of such payment to EBITDA for the Test Period ending on that Test Date is equal to or more than 1.5 to 1 (as certified by the Compliance Certificate delivered under Clause 18.2 (Compliance Certificate) in respect of that Test Date and Test Period) the payment by the Guarantor of any Distribution provided that:

(A)	the Liquidity will not, immediately following such payment, become less than be less than US$50,000,000 (or its equivalent in another currency or currencies);

(B)	no Event of Default is continuing or would occur as a result of that payment; and

(C)	the amount of such payment when aggregated with the amount of any other payment of Distribution permitted under this paragraph (c) does not, in any period of 12 Months ending on the date of such payment, exceed US$30,000,000 (or its equivalent in another currency or currencies).

20.10	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business or the business of each Obligor from that carried on at the date of this Agreement.

20.11	Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or similar location and carrying on a similar business.

20.12	Taxes

(a)	The Borrower shall (and shall ensure that each other member of the Group will) pay all Taxes required to be paid by it when due (or, if earlier, before any penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:

(i)	being contested by the relevant Obligor or (as the case may be) the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)	which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty or Security as described in paragraph (a) above.

20.13	Acquisitions and investments

(a)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person;

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person; or

(iii)	enter into any joint venture, consortium, partnership or similar arrangement with any person.

(b)	Paragraph (a) above does not apply to a Permitted Acquisition.

(c)	For the purpose of this Clause 20.13, “Permitted Acquisition” means:

(i)

(in the case where the ratio of Total Borrowings on the most recent Test Date falling before the date of such payment to EBITDA for the Test Period ending on that Test Date is less than 1.5 to 1 (as certified by the Compliance Certificate delivered under Clause 18.2 (Compliance Certificate) in respect of that Test Date and Test Period) any acquisition of any business or all of the issued share capital of any corporation provided that no Event of Default is continuing or would occur as a result of that payment; and

(ii)	(in the case where the ratio of Total Borrowings on the most recent Test Date falling before the date of such payment to EBITDA for the Test Period ending on that Test Date is equal to or more than 1.5 to 1 (as certified by the Compliance Certificate delivered under Clause 18.2 (Compliance Certificate) in respect of that Test Date and Test Period) any acquisition of any business or all of the issued share capital of any corporation provided that:

(A)	no Event of Default is continuing or would occur as a result of that payment; and

(B)	the total consideration (including associated costs and expenses) for that acquisition (and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition) when aggregated with the consideration (including associated costs and expenses) for any other acquisition permitted under this paragraph (c)(ii) (and any Financial Indebtedness remaining in any such acquired companies or businesses at the date of acquisition) does not in any period of 12 Months ending on the date of payment of such total consideration, exceed US$100,000,000 (or its equivalent in another currency or currencies).

20.14	Financial Indebtedness

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) incur (or agree to incur) or have outstanding any Financial Indebtedness for so long as any requirement of Clause 19 (Financial covenants) is not satisfied (subject to Clause 19.3 (Right of cure).

(b)	Paragraph (a) above does not apply to any Financial Indebtedness arising under any Finance Document.

20.15	Environmental undertakings

The	Borrower shall (and shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business;

(c)	comply with all Environmental Licences obtained in connection with its business; and

(d)	procure that any product or component it supplies is compliant with applicable Environmental Laws of the market for which such product or component is supplied,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.16	Environmental claims

The Borrower shall (and shall ensure that each other Obligor will) promptly notify the Facility Agent upon becoming aware of:

(a)	any Environmental Claim; or

(b)	any communication received by it in respect of any actual or alleged breach of or liability under Environmental Law,

which, if substantiated, would reasonably be expected to have a Material Adverse Effect.

20.17	Anti-Terrorism Laws

(a)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

(ii)	deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(iii)	engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti- Terrorism Law.

(b)	The Borrower shall (and shall ensure that each other member of the Group will) deliver to the Facility Agent any certificates or other evidence requested from time to time by any Lender (acting reasonably) to confirm each member of the Group’s compliance with this Clause 20.17.

(c)	Any Finance Party may delay, block or refuse to process any transaction without incurring any liability if that Finance Party reasonably suspects that:

(i)	the transaction breaches any law or regulation in Singapore, the United States or any other country;

(ii)	the transaction involves any person (natural, corporate or governmental) in a manner that would breach any Sanctions imposed by Singapore, the United States or the European Union or imposed by any other country; or

(iii)	the transaction may directly or indirectly involve the proceeds of, or proceeds which are to be applied for the purposes of, conduct which is unlawful in Singapore, the United States or any other country.

(d)	The Borrower shall not (and shall ensure that no other member of the Group will) instruct any Finance Party to carry out or process a transaction if the transaction or the processing of the transaction by that Finance Party would breach any law or regulation in Singapore, the United States or any other country.

(e)	The Borrower shall not (and shall ensure that no other member of the Group will) (i) apply any amount borrowed by it under the Facility, or (ii) lend, contribute or otherwise make available such amounts to any other member of the Group, joint venture partner or other person or entity, for the purposes of funding any activity of or with any person, or in any country, that is currently the subject of any Sanctions.

20.18	Embargoed Person

(a)	None of the funds or assets of any Obligor that are used to make all or part of a payment under a Finance Document shall constitute property of, or be beneficially owned directly or indirectly by any Embargoed Person as a result of which:

(i)	an investment in an Obligor (whether direct or indirect); or

(ii)	the Facility,

would be in violation of any Anti-Terrorism Law.

(b)	No Embargoed Person shall have any direct or indirect interest of any nature whatsoever in any Obligor as a result of which:

(i)	an investment in an Obligor (whether direct or indirect); or

(ii)	the Facility,

would be in violation of any Anti-Terrorism Law.

20.19	Anti-money laundering

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) fund all or part of any payment under a Finance Document out of proceeds derived from any unlawful activity which would result in any violation of the U.S. Bank Secrecy Act (as amended, including, without limitation, by the USA Patriot Act) and regulations thereunder or any other applicable law or regulation concerning money laundering or the prevention thereof.

(b)

The operations of the Borrower and the other members of the Group are, have been and will be conducted at all times in compliance, in all material respects, with all applicable bribery, corruption and money laundering statutes of Singapore and any other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued administered or enforced by any Governmental Agency (collectively, the “Bribery, Corruption and Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency or body or any arbitrator involving the Borrower or any of its Affiliates with respect to the Bribery, Corruption and Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

20.20	Further Assurance

The Borrower shall (and shall ensure that each Obligor will) from time to time on request by the Facility Agent (or by any other Finance Party through the Facility Agent) (acting reasonably) do or procure the doing of all such acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents to which it is a party or securing to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents to which it is a party.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (other than Clause 21.19 (Acceleration)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within two Business Days of its due date.

21.2	Financial covenants

Subject to Clause 19.3 (Right of cure), any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 19 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within five Business Days of the Facility Agent giving notice to the relevant Obligor or that Obligor becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the event or circumstance resulting in the incorrect or misleading representation or statement is (in the opinion of the Facility Agent) capable of remedy and is (in the reasonable opinion of the Facility Agent) remedied within five Business Days of its occurrence.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described) and any originally applicable grace period for remedying the event has expired.

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described) and any originally applicable grace period for remedying the event has expired.

(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	A member of the Group is unable or admits inability or is (or is deemed by law or a court to be) unable to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

21.7	Insolvency proceedings

Any	corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, Winding-up or reorganisation (by way of voluntary or involuntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, assignment or arrangement with any creditor, or a general assignment for the benefit of creditors, of any member of the Group;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, judicial manager or other similar officer in respect of any member of the Group or of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction or any member of the Group fails to contest in a timely and appropriate manner any involuntary proceeding or petition described in paragraph (a) or (c) above.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$5,000,000 (or its equivalent in any other currency or currencies) and is not discharged within five Business Days.

21.9	Ownership of the Obligors

An Obligor (other than the Guarantor) is not or ceases to be a Subsidiary of the Guarantor.

21.10	Unlawfulness

(a)	It is or becomes unlawful for an Obligor to perform any of its payment or other material obligations under the Finance Documents.

(b)	Any Finance Document ceases for any reason (or is claimed by an Obligor not) to be the legal, enforceable and valid obligation of any Obligor, directly upon it in accordance with its terms.

21.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Carry on business

Any member of the Group suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.13	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares, or all or any material part of the assets of the Group taken as a whole.

21.14	Declared Company

Any Obligor is declared by the Minister of Finance to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

21.15	Security

Any Security Document or any guarantee or indemnity in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

21.16	Litigation

Any litigation, arbitration, proceeding or dispute is started (other than those of a frivolous or vexatious nature), in each case, which (a) would result in any Obligor and/or any of its Subsidiaries incurring an aggregate liability in excess of US$5,000,000 or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect.

21.17	Material adverse change

The Majority Lenders determine that a Material Adverse Effect exists, has occurred or would reasonably be expected to occur.

21.18	Change of Control

(a)

(i)	The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the U.S Securities Exchange Act of 1934 and the rules of the U.S Securities and Exchange Commission thereunder as in effect on the date hereof) other than WBL Corporation Limited, of the equity ownership interests and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such interests (collectively, “Equity Interests”) representing more than 35 per cent, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Guarantor; or

(ii)	the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (A) nominated by the board of directors of the Guarantor nor (B) appointed by directors so nominated.

(b)	The Guarantor:

(i)	does not or ceases to legally or beneficially own, whether directly or indirectly, the entire issued share capital of the Borrower or issued shared capital having the right to cast all of the votes capable of being cast in general meetings of the Borrower;

(ii)	does not or ceases to have the right, whether directly or indirectly, to determine the composition of all of the board of directors or equivalent body of the Borrower; or

(iii)	does not or ceases to have power to manage or direct the Borrower through ownership of share capital, by contract or otherwise.

(c)	All or substantially all of the Borrower’s assets are sold, leased, transferred or otherwise disposed of, other than a sale, lease, transfer or disposal to the Guarantor or any member of the Group.

21.19 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject	to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	Prior to the occurrence of an Event of Default, the consent of the Borrower is required for:

(i)	a transfer by a Lender of any of its obligations owed to the Borrower under the Finance Documents in respect of the Lender’s Available Commitment; and

(ii)	any release of a Lender from any of its obligations owned to the Borrower under the Finance Documents in respect of such Lender’s Available Commitment pursuant to Clause 22.5 (Procedure for transfer), in each case unless the relevant transfer or assignment is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to a transfer, assignment or, as the case may be, release referred to at paragraph (a) above must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it in writing unless consent is expressly refused by the Borrower within that time.

(c)	After the occurrence of an Event of Default, no consent is required for an assignment or transfer by a Lender.

(d)	Where WBL Corporation Limited does not or ceases to legally or beneficially own, whether directly or indirectly, at least 50 per cent. of the total issued and outstanding voting shares of the Guarantor, no consent is required for an assignment or transfer by a Lender provided that such assignment or transfer is to another bank.

(e)	An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer to it takes effect, pay to the Facility Agent (for its own account) a fee of US$3,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender no later than five Business Days before the Transfer Date specified in that Transfer Certificate. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. The Facility Agent shall be fully entitled to rely on any Transfer Certificate delivered to the Facility Agent in accordance with the foregoing provisions of this Clause 22.5 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Existing Lender and the New Lender and the Facility Agent shall not have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate if it proves to be the case that the same was not authentic or duly authorized.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Mandated Lead Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Disclosure of information

(a)	Any Finance Party and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the “Banking Act”)) may disclose to:

(i)	its head office or any of its Affiliates, branches, representative offices, associates or related companies;

(ii)	(where that Finance Party is a Lender) any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(iii)	(where that Finance Party is a Lender) any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or an Obligor;

(iv)	(where that Finance Party is the Facility Agent or the Security Agent) any person who is succeeding (or may potentially succeed) that Finance Party in such capacity;

(v)	any person who that Finance Party deems fit for the purpose of any merger, amalgamation, acquisition, corporate reconstruction, corporate reorganisation undertaken (or which may be potentially undertaken) by that Finance Party on a confidential basis;

(vi)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(vii)	any person to whom that Finance Party is under a lawful duty to disclose;

(viii)	any Obligor;

(ix)	any insurer or re-insurer of that Finance Party or an Obligor;

(x)	any person who is providing services to that Finance Party; or

(xi)	any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act,

any customer information (as defined in the Banking Act) or any other information about any Obligor, the Group and the Finance Documents as that Finance Party (acting reasonably) shall consider appropriate.

(b)	This Clause 22.6 is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

(c)	This Clause 22.6 shall continue in full force and effect for the benefit of the Finance Parties notwithstanding the repayment, cancellation or termination of the Facility or any part thereof and/or the termination of one or more types of banker-customer relationships between any Obligor and any Finance Party.

23.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS AND THE SECURITY AGENT

24.1	Appointment of the Facility Agent and the Security Agent

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises each of the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent and the Security Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Mandated Lead Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to the Security Agency Agreement.

(f)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Mandated Lead Arranger and Security Agent

(a)	The Security Agent shall act as trustee for the Finance Parties in accordance with the terms of the Security Agency Agreement and the other Security Documents.

(b)	The Security Agent shall not be an agent of any Finance Party or any Obligor under or in connection with any Finance Document.

(c)	Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Mandated Lead Arranger or the Security Agent as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, the Mandated Lead Arranger nor the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Facility Agent, the Mandated Lead Arranger and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent for the Finance Parties, that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each of the Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or, as the case may be, as security agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Mandated Lead Arranger nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated goods and services tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

None of the Facility Agent, the Mandated Lead Arranger or the Security Agent:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for conducting any “know your customer” checks on any Obligor and each Lender confirms to each of the Facility Agent, the Mandated Lead Arranger and Security Agent that it is solely responsible for any “know your customer” requirement it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Facility Agent nor the Security Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.10	Lenders’ indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Facility Agent or, as the case may be, Security Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

24.11	Resignation of the Facility Agent or the Security Agent

(a)	The Facility Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent or the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or, as the case may be, the Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent (acting through an office in Singapore).

(d)	The retiring Facility Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent or the Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

24.12	Confidentiality

(a)	The Facility Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent for the Finance Parties) shall be regarded as acting through its respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

24.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Mandated Lead Arranger and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15	Facility Agent and Security Agent’s Management Time

After the occurrence of an Event of Default, any amount payable to the Facility Agent or the Security Agent under Clause 14.3 (Indemnity to the Facility Agent and the Security Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Facility Agent and the Security Agent) shall include the cost of utilising the management time of the Facility Agent or the Security Agent, or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or, as the case may be, the Security Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Facility Agent or the Security Agent under Clause 11 (Fees).

24.16	Deduction from amounts payable by the Facility Agent and the Security Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents, the Facility Agent or, as the case may be, the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or, as the case may be, the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Security Documents

Each Party:

(a)	agrees that the benefit of the Security Documents (other than the Security Agency Agreement) shall be held by the Security Agent upon the terms of the Security

Agency Agreement and agrees to be bound by the Security Agency Agreement and the other Security Documents; and

(b)	waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the liabilities secured by the Security Documents and agrees that the Security Agent shall have the exclusive right to appropriate any such payment or other sum in accordance with the Security Agency Agreement, which right shall override any application made or purported to be made by any other person.

25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim;

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax; or

(d)	oblige any Finance Party to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable law or regulation.

26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.	PAYMENT MECHANICS

27.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 27.9 (Payments to the Security Agent)) or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to an Obligor) and Clause 27.4 (Clawback) and Clause 27.9 (Payments to the Security Agent), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to an Obligor

Each of the Facility Agent and the Security Agent may (with the consent of the relevant Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent or the Security Agent under the Finance Documents for another Party, the Facility Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has actually received that sum.

(b)	If the Facility Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Facility Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

27.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent the Mandated Lead Arranger or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.6	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or an Unpaid Sum or a part of a Loan or an Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

27.9	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

28.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when confirmed by a transmission report stating the correct fax number and number of pages and that such transmission was well transmitted; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to a Borrower in accordance with this Clause 29 will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

29.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Singapore interbank market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other applicable jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to Clause 23 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties), or this Clause 33; or

(viii)	the release of any Security created pursuant to any Security Document or of any Security Property (except as provided in any Security Document,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Mandated Lead Arranger or the Security Agent may not be effected without the consent of the Facility Agent, the Mandated Lead Arranger or, as the case may be, the Security Agent.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	GOVERNING LAW

This Agreement is governed by Singapore law.

36.	ENFORCEMENT

36.1	Jurisdiction of Singapore courts

The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

36.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.3	Other competent jurisdiction

This Clause 36 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.4	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Singapore):

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Name of Original Lender	Commitment

JPMorgan Chase Bank, N.A., Singapore Branch	US$30,000,000
Oversea-Chinese Banking Corporation Limited	US$20,000,000

Schedule 2

Conditions Precedent

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

(e)	A certificate of the Guarantor (signed by an officer) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

(f)	A certificate of the Intermediate Holdco (signed by a director) confirming that its performance of the Security Documents to which it is a party would not cause any guaranteeing or similar limit binding on it to be exceeded.

(g)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

Confirmation from the Security Agent that it has received each of the following documents in form and substance reasonably satisfactory to it:

(a)	Each of the following Security Documents, duly executed by the parties to it:

(i)	the Debenture;

(ii)	the Guarantee;

(iii)	the Security Agency Agreement; and

(iv)	the Share Charge.

(b)	All notices signed by the relevant Obligor and an acknowledgement of each such notice signed by the person to whom that notice was addressed, all as required by the relevant Security Document.

(c)	All other documentation, and/or evidence of all other steps, required to perfect the Security Documents as advised to the Security Agent by its legal advisers.

3.	Legal opinions

(a)	A legal opinion of Allen & Gledhill LLP, legal advisers to the Facility Agent, the Mandated Lead Arranger and the Security Agent in Singapore, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of DLA Piper LLP, legal advisers to the Guarantor.

(c)	A legal opinion of Conyers Dill & Pearman Pte. Ltd., legal advisers to the Facility Agent, the Mandated Lead Arranger and the Security Agent as to Cayman Islands law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Original Financial Statements

Copies of the Original Financial Statements.

5.	Other documents and evidence

(a)	Evidence that each Fee Letter has been executed by the parties to it.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent or the Security Agent reasonably considers to be necessary (if it has given the Borrower at least five Business Days’ notice of such requirement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Any information and evidence in respect of any Obligor reasonably required by any Finance Party to enable it to be reasonably satisfied with the results of all “know your customer” or other checks which it is required to carry out in relation to such Obligor.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Schedule 3

Utilisation Request

From:	Multi-Fineline Electronix Singapore Pte. Ltd.

To:	JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as Facility Agent

Dated:

Dear Sirs

Multi-Fineline Electronix Singapore Pte. Ltd.

US$50,000,000 Facility Agreement

dated [                     ] 2012 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Purpose:	[Insert appropriate description from Clause 3.1 (Purpose)]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [insert account details].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Multi-Fineline Electronix Singapore Pte. Ltd.

Schedule 4

Form of Transfer Certificate

To:	JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Dear Sirs

Multi-Fineline Electronix Singapore Pte. Ltd.

US$50,000,000 Facility Agreement

dated [                     ] 2012 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Singapore law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                ].

JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch

By:

Schedule 5

Form of Compliance Certificate

From:	Multi-Fineline Electronix, Inc., as Guarantor

To:	JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as Facility Agent

Dated:

Dear Sirs

Multi-Fineline Electronix Singapore Pte. Ltd.

US$50,000,000 Facility Agreement

dated [                    ] 2012 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [insert details of covenants to be certified].

3.	We set out below computations in respect of the above ratio:

[insert (in reasonable details) computations as to compliance with Clause 19.1 (Financial condition of the Group)]

4.	[We confirm that no Default is continuing.]

Yours faithfully

Director
Multi-Fineline Electronix, Inc.

Director
Multi-Fineline Electronix, Inc.

Schedule 6

Timetable

“D-” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1	D-3
(Delivery of a Utilisation Request))	10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause	D-3
5.4 (Lenders’ participation)	3:00 p.m.

Cost of Funds is fixed	Quotation Day as of 11:00 a.m.

(Singapore time)

In Witness Whereof this Agreement has been entered into on the date stated at the beginning.

The Borrower

MULTI-FINELINE ELECTRONIX SINGAPORE PTE. LTD.

Address:	801 Lorong 7 Toa Payoh
#01-03
Wearnes Building
Singapore 319319

Fax No:	+65 6303 7998

Attention:	Thomas Liguori, Chief Financial Officer

By:

The Mandated Lead Arranger

JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH

By:
Name:	Ruth Lee
Title:	Authorised Officer

The Lenders

JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH

By:
Name:	Ruth Lee
Title:	Authorised Officer

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:

Name:

Title:

The Lenders

JPMORGAN CHASE BANK, N.A., SINGAPORE BRANCH

By:

Name:

Title:

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:
Name:	Elaine Lam
Title:	Senior Vice President Head, Wholesale Corporate Marketing

The Facility Agent

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH

Address;	47/F One Island East
18 Westlands Road
Quarry Bay, Hong Kong

Fax No:	(852) 2836 9672

Attention:	Sara Wong

By:
Name:	Sara Wong
Title:	Associate

The Security Agent

JPMORGAN CHASE BANK, N.A., ACTING THROUGH ITS HONG KONG BRANCH

Address:	47/F One Island East
18 Westlands Road
Quarry Bay, Hong Kong

Fax No:	(852) 2836 9672

Attention:	Sara Wong

By:
Name:	Sara Wong
Title:	Associate